Macerich	T 310.394.6000
401 Wilshire Blvd.	www.macerich.com
Suite 700
Santa Monica, California
90401-1452

Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

Taubman and Macerich to Acquire Country Club Plaza

BLOOMFIELD HILLS, Mich., January 4, 2016 - - Taubman Centers, Inc. (NYSE: TCO) and The Macerich Company (NYSE: MAC) today announced an agreement to purchase Country Club Plaza (Kansas City, Mo.) from Highwoods Properties, Inc. (NYSE: HIW).

The purchase price for the mixed-use retail and office property is $660 million cash, excluding transaction costs. Taubman and Macerich will each have a 50% interest in the center, which will be jointly managed by both companies. Concurrent with or shortly after closing, a long-term, fixed-rate loan for 50-60% of the purchase price is expected to be placed on the asset.

“Taubman and Macerich are bringing our collective expertise together to continue to ensure the long-term growth and success of the iconic Country Club Plaza,” said Robert S. Taubman, chairman, president, and chief executive officer of Taubman Centers. “This purchase is consistent with our strategy to own high quality, dominant assets in great markets.”

”This investment represents the latest example of Macerich’s continuing strategy of recycling capital out of slower-growth assets, including Panorama Mall which we recently sold for $100 million, into truly irreplaceable, market-dominant centers with stronger growth prospects,” said Arthur Coppola, chairman and chief executive officer of Macerich. “Together with Taubman, we see opportunities to expand the market reach of the Plaza as well as the potential for further retail densification of this timeless asset.”

The transaction has been approved by the Boards of Directors of Taubman and Macerich. It is subject to usual and customary closing conditions and is expected to close in the first quarter of 2016.

About Country Club Plaza
Originally constructed in 1922, Country Club Plaza is an iconic, 15-block, 1.3 million square foot mixed-use retail and office property located in the heart of Kansas City. The retail portion of the property includes 804,000 square feet of GLA featuring 45 unique-to-market tenants, with key retailers such as Apple, H&M, Tesla and Lululemon, as well as a dynamic mix of restaurants, including The Capital Grille and The Cheesecake Factory. The 468,000 square foot office portion of the property is comprised of the ten-story Valencia tower, which serves as the worldwide headquarters of Lockton Companies, and additional office space located above the ground-level retail.

About Macerich
Macerich, an S&P 500 company, is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.

Macerich currently owns 55 million square feet of real estate consisting primarily of interests in 50 regional shopping centers. Macerich specializes in successful retail properties in many of the country’s most attractive, densely populated markets with significant presence in the Pacific Rim, Arizona, Chicago and the Metro New York to Washington, D.C. corridor. Additional information about Macerich can be obtained from Macerich's website: www.macerich.com.

About Taubman
Taubman Centers is an S&P MidCap 400 real estate investment trust engaged in the ownership, management and/or leasing of 23 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing four properties in the U.S. and Asia totaling 4.1 million square feet. Founded in 1950, Taubman is headquartered in Bloomfield Hills, Mich. Taubman Asia, founded in 2005, is headquartered in Hong Kong. www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties.  You should review both companies’ filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

CONTACTS:
For Taubman:    Investors, Ryan Hurren 248-258-7232, rhurren@taubman.com
Media, Maria Mainville 248-258-7469, mmainville@taubman.com

For Macerich:     Investors, John Perry 424-229-3345, john.perry@macerich.com
Media, Karen Maurer 602-708-6311, karen.maurer@macerich.com

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